Exhibit 99.1

Contact:

Kosan Biosciences

Gary S. Titus	Jane Green
Chief Financial Officer	510.731.5335 (office)
510.731- 5373	415.652.4819 (mobile)
titus@kosan.com	green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS AND HIGHLIGHTS

HAYWARD, CA — October 26, 2006 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and nine months ended September 30, 2006.

Net losses for the quarter and nine months ended September 30, 2006 were $7.5 million and $24.9 million, or $0.22 and $0.76 per share, compared to $7.5 million and $22.9 million, or $0.26 and $0.78 per share, in the same periods for the prior year. At September 30, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $54.3 million, compared to $55.1 million at December 31, 2005.

Revenues were $2.2 million and $7.8 million for the quarter and nine months ended September 30, 2006, compared to $3.2 million and $9.4 million in the same periods in 2005, substantially all of which was generated under the Roche-Kosan global development and commercialization agreement in both periods.

Total operating expenses were $10.3 million and $34.1 million, including stock based compensation expense of $0.6 million and $1.6 million, for the quarter and nine months ended September 30, 2006, compared to $11.1 million and $33.3 million for the same periods last year. Research and development expenses were $8.7 million for the quarter ended September 30, 2006, compared to $9.3 million in the same period in 2005. The decrease for the third quarter reflects a reduction in investment in certain early-stage research programs, offset by increased costs in the Hsp90 inhibitor program. General and administrative expenses were $1.6 million for the quarter ended September 30, 2006, compared to $1.8 million in the same period in 2005.

Cash used in operating activities was approximately $7.3 million and $24.2 million for the quarter and nine months ended September 30, 2006. In April 2006 the Company completed a common stock offering which resulted in net proceeds of approximately $24.0 million. In July 2006, Kosan secured a committed equity financing facility with Kingsbridge Capital Limited, a private investment group, which enables the Company at its discretion to raise up to $50.0 million in capital over a three-year period to support its corporate, research and development activities.

“We believe that Kosan has made significant progress over the last nine months in all major areas of our operations,” said Robert G. Johnson, Jr., Chief Executive Officer. “We are the leader in an exciting and important new class of anticancer compounds, Hsp90 inhibitors, in which we have first-to-market potential and a promising second generation compound. Our epothilone program has the potential to attain best-in-class status. Our clinical programs in Hsp90 inhibition are progressing toward registration programs and our epothilones are advancing into late-stage development. We believe the company today represents an excellent investment opportunity with the potential to file two to three NDAs over the next five years, and excellent partnering opportunities.”

Kosan Highlights

•	We intend to exploit our ability to co-administer our Hsp90 inhibitor compounds with market-leading cancer therapeutics, including Velcade® and Herceptin®.

•	Tanespimycin (KOS-953), our first-generation Hsp90 inhibitor, is expected to enter Phase 2/3 registration trials in multiple myeloma in combination with Velcade® in the first quarter of 2007.

•	Alvespimycin (KOS-1022), our second-generation Hsp90 inhibitor, is anticipated to enter a Phase 2 trial as monotherapy in HER2-positive metastatic breast cancer in the first half of 2007, followed by a Phase 2/3 trial in combination with Herceptin® later in 2007.

•	We expect that our epothilone program can achieve best-in-class status and compete in the large taxane market.

•	Our epothilone program, partnered with Roche, includes KOS-862, and a second-generation compound, KOS-1584. Both compounds have shown promising antitumor activity and a broad therapeutic index. Toward the end of 2006 or in early 2007, Kosan and Roche will make a decision about advancing the most attractive epothilone from this program into later-stage clinical trials.

Upcoming Kosan Scientific Presentations

•	European Organization for the Research and Treatment of Cancer (EORTC), November 2006: Phase 1 KOS-1584 results.

•	American Society of Hematology (ASH), December 11, 2006: oral presentation, Phase 1b tanespimycin plus Velcade results; Phase 1 alvespimycin results in hematologic malignancies.

•	San Antonio Breast Cancer Symposium, December 2006: Phase 2 tanespimycin plus Herceptin results.

Upcoming Kosan Corporate Presentations

•	CIBC World Markets 17th Annual Healthcare Conference, November 6, 2006, New York.

•	Rodman and Renshaw 8th Annual Healthcare Conference, November 7, 2006, New York.

•	Cowen and Company 7th Annual Global Health Care Conference, November 8, 2006, London.

•	Credit Suisse 2006 Healthcare Conference, November 17, 2006, Phoenix.

Conference Call and Webcast Today

Kosan will hold a conference call to discuss the Company’s third quarter 2006 financial results today at 1:30 p.m. Pacific / 4:30 p.m. Eastern. To access the live call, please dial 866.831.6234 (US) or 617.213.8854 (international), access code 67084568. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the “Calendar of Events” tab under the heading, “News and Events.” The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through November 2, 2006 by dialing 888.286.8010, access code: 22894235. International callers can dial 617.801.6888, access code: 22894235.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Kosan’s proprietary formulation of tanespimycin (KOS-953) is currently in Phase 1 and 2 clinical trials, primarily for multiple myeloma and HER2-positive breast cancer. In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase 2 single-agent clinical trial in patients with metastatic breast cancer, as well as a Phase 2 combination trial with Herceptin®. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase 1 clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements relating to the further development and potential safety, efficacy and registration of Kosan’s product candidates; potential regulatory filings by Kosan for its product candidates; initiations of clinical trials; the decision by Roche and Kosan to advance an epothilone candidate and the timing thereof; and anticipated presentations of clinical data. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of Kosan’s clinical candidates, including the risk that clinical trials may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product; the possible determination that an earlier-stage compound, such as KOS-1584 will be more appropriate for commercial development than KOS-862; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,137	$2,906	$7,455	$8,419
Grant revenue	32	311	341	1,011

Total revenues	2,169	3,217	7,796	9,430
Operating expenses:
Research and development	8,712	9,335	28,362	28,461
General and administrative	1,632	1,763	5,733	4,827

Total operating expenses	10,344	11,098	34,095	33,288

Loss from operations	(8,175)	(7,881)	(26,299)	(23,858)
Net interest income	635	350	1,389	996

Net loss	$(7,540)	$(7,531)	$(24,910)	$(22,862)

Basic and diluted net loss per common share	$(0.22)	$(0.26)	$(0.76)	$(0.78)

Shares used in computing basic and diluted net loss per common share	34,573	29,247	32,778	29,180

Condensed Balance Sheets

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$54,283	$55,126
Total assets	$62,022	$65,997

Deferred revenue	$9,695	$12,153
Total liabilities	$19,476	$24,891
Total liabilities and stockholders’ equity	$62,022	$65,997

Shares issued and outstanding	34,619	29,372